Filed Pursuant to Rule 433
Dated March 4, 2008
Registration Statement: No.333-132807

AMENDED

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	March 4, 2008
Settlement Date (Original Issue Date):	March 7, 2008
Maturity Date:	February 26, 2010
Principal Amount:	US $50,000,000.00
Price to Public (Issue Price):	99.985%
Agents Commission:	0.06%
All-in Price:	99.925%
Accrued Interest:	US $33,881.94
Net Proceeds to Issuer:	US $49,996,381.94
Interest Rate Basis:	LIBOR, as determined by LIBOR Telerate or any successor service thereto
Index Currency: Coupon:	U.S. Dollars Plus 0.40%
Spread (plus or minus):	Plus 0.40%
Index Maturity:	Three Months
Index Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on the 26th of each February, May, August and November, commencing May 27, 2008 and ending on the Maturity Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date

Page 2
Filed Pursuant to Rule 433
Dated March 4, 2008
Registration Statement: No.333-132807

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360
CUSIP:	36962G3R3
ISIN:	US36962G3R37
Common Code:	N/A

Reopening of Issue:

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Company's issue of US$1,300,000,000 Floating-Rate Notes due February 26, 2010 as described in the Company's pricing supplement number 4757 dated February 26, 2008.

Plan of Distribution:

The Notes are being purchased by the underwriter listed below (the "Underwriter"), as principal, at 99.985% of the aggregate principal amount less an underwriting discount equal to 0.060% of the principal amount of the Notes.

Institution Lead Manager:	Commitment
Morgan Stanley & Co. Incorporated	$50,000,000
Total	$50,000,000

The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

General

At December 31, 2007, the Company had outstanding indebtedness totaling $496.00 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2007, excluding subordinated notes payable after one year, was equal to $484.93 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,
2003	2004	2005	2006	2007
1.73	1.83	1.67	1.63	1.56

Page 3
Filed Pursuant to Rule 433
Dated March 4, 2008
Registration Statement: No.333-132807

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer or the underwriter(s) participating in the offering will arrange to send you the prospectus if you request it by Morgan Stanley & Co. Incorporated at 1-866-718-1649 or Investor Communications of the Issuer at 1-203-357-3950.